Exhibit 1

336/04-jmd

FOR IMMEDIATE RELEASE

DRD TAKES BIGGER STAKE IN GOLDMONEY.COM

Johannesburg, South Africa. 6 April 2004. Durban Roodepoort Deep, Limited (JSE:DUR; NASDAQ:DROOY; ASX:DRD) has increased its stake in leading internet-based gold marketing company GoldMoney.com to 14% with a further investment of US$1.8 million.

GoldMoney has enjoyed record growth since DRD announced its initial investment of US$200 000 (1.4%) in January this year, said founder James Turk, the well known and internationally respected authority on gold.

“Our customer base rose by more than 20% in the first quarter of 2004 to 12 000 worldwide, and we  increased our holding of physical gold by 51%, from 66 LBMA good delivery bars to 100.

“It is pleasing that, since South African-based DRD came on board as a GoldMoney shareholder, all of the LBMA bars added to our system have been sourced from South Africa’s Rand Refinery.

“There is now more than US$17 million of gold circulating as digital currency within GoldMoney,” said Turk.

DRD CEO Ian Murray said: “GoldMoney’s success in recent months shows that, at the outset, we were right in identifying it as a suitable vehicle for fulfilling our belief in gold as money and as a means of encouraging private ownership in gold.

“Increasing our stake was the next, logical step, and we look forward to continued growth and diversification in GoldMoney’s activities in the months ahead.”

For further information, go to www.GoldMoney.com

South Africa	Australasia

Investor and Media Relations	Investor and Media Relations
Ilja Graulich, Durban Roodepoort Deep, Limited	Paul Downie, Porter Novelli
+27 11 381 7826 (office)	+61 893 861 233 (office)
+27 83 604 0820 (mobile)	+61 414 947 129 (mobile)

James Duncan, Russell & Associates
+27 11 880 3924 (office)
+27 82 892 8052 (mobile)

North America	United Kingdom/Europe

Investor Relations	Investor and Media Relations

Susan Borinelli, Breakstone & Ruth International

Phil Dexter, St James’s Corporate

+1 646-536-7018 (office)	+44 20 7499 3916 (office)
+1 917-570-8421 (mobile)	+44 779 863 4398

Media Relations

Jessica Anderson, Breakstone & Ruth International

+1 646-536-7002 (office)
+1 347-423-5859 (mobile)

DRD is the world’s 10th largest gold producer, with mines in South Africa as well as Australasia, a key target for growth.  The company has a track record of success in extending the lives of older mines safely and profitably.  For fiscal year 2003, DRD produced 870 000 ounces of gold, up from under 100 000 ounces a year in 1987, when current operations were amalgamated.

DRD has primary listings on the Johannesburg (JSE:DRD) and Australian (ASX:DRD) stock exchanges and secondary listings on NASDAQ (DROOY), the London Stock Exchange and the Paris and Brussels Bourses.  Its shares are also traded on the regulated unofficial market of the Frankfurt Stock Exchange and the Berlin OTC Market.

For more information, please visit www.drd.co.za or www.durbans.com

Some of the information in this media release may contain projections or other forward looking statements regarding future events or other future financial performance. We wish to caution you that these statements are only projections and those actual events or results may differ materially. In reviewing, please refer to the documents that we file from time to time with the SEC, specifically to our annual report on Form 20-F. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements, including such risks as difficulties in being a marginal producer of gold, changes and reliability of ore reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and a variety of risks described in our annual report on Form 20-F. We undertake no obligation to publicly release results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Cautionary note to US investors: the United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resources” (which includes “measured”, “indicated”, and “inferred”) in our media releases, which the SEC guidelines strictly prohibit us from including in our filing with the SEC. US investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-28800, available from us at 45 Empire Road, Parktown, Johannesburg, 2193, South Africa. You can also obtain this form from the SEC website at http://www.sec.gov/edgar.shtml